Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Director, IR & Capital Markets

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES FISCAL 2021 FIRST QUARTER
LEASING, ACQUISITION, DEVELOPMENT AND DISPOSITION UPDATES

NEW YORK, NEW YORK (April 13, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”) announced the following updates on leasing, its acquisition and development pipeline, its potential dispositions and the impact of the COVID-19 pandemic on the Company’s rent collections:

Highlights

●	Signed approximately 202,000 square feet of first generation leases on in-service industrial/logistics portfolio bringing industrial/logistics portfolio to 99.2% leased as of March 31, 2021; subsequently increased to 99.4% leased
●	Signed a fifteen-year lease agreement and development agreement with Amazon for an approximately 141,000 square foot build-to-suit industrial/logistics building on the Company’s land parcel on Old Statesville Road in Charlotte, North Carolina
●	Announced development of a new approximately 234,000 square foot industrial/logistics building on the Company’s undeveloped land at 110 Tradeport Drive in the Hartford, Connecticut market that is 67% pre-leased
●	Subsequent to quarter end, entered into an agreement to acquire, for a purchase price of approximately $11.7 million, a fully leased approximately 127,500 square foot industrial/logistics building in the Lehigh Valley of Pennsylvania
●	Subsequent to quarter end, closed on the acquisition of approximately 14 acres of undeveloped land in Orlando for $5.25 million
●	Total potential proceeds of approximately $18.8 million from sales of non-core land currently under agreement, if all agreements were to close

Leasing Activity

During the three months ended March 31, 2021 (the “2021 first quarter”), INDUS executed four first generation leases totaling approximately 202,000 square feet at 160 and 180 International Drive in the Charlotte market and 170 Sunport Lane in the Orlando, Florida market. These new leases had a weighted average lease term of 6.5 years and a weighted average lease cost per square foot per year of $1.19.1

As a result of the lease executions mentioned above, both 160 and 180 International Drive in the Charlotte market are now fully leased. These two buildings aggregating approximately 283,000 square feet were speculative industrial/logistics developments delivered together in the fourth quarter of fiscal 2019. Additionally, including a lease

1 Weighted average lease cost per square foot per year reflects total lease costs (tenant improvements, leasing commissions and legal costs) per square foot per year of the lease term.

signed subsequent to the 2021 first quarter, the Company’s most recent value-add acquisition, 170 Sunport Lane in the Orlando market, is over 60% leased with only approximately 27,000 square feet of vacancy remaining.

Additionally, during the 2021 first quarter, INDUS executed two first generation leases totaling approximately 297,000 square feet for projects currently in its development pipeline (see below section on “Acquisition & Development Pipeline”). One of these first generation leases is a fifteen-year lease agreement and development agreement with Amazon for a build-to-suit development (the “Charlotte Build-to-Suit”) on the Company’s 44 acre land parcel located on Old Statesville Road in Charlotte (the “Charlotte Land”). Under these agreements, INDUS has agreed to develop a last-mile approximately 141,000 square foot industrial/logistics facility for use by Amazon. The facility would utilize all of the development potential of the Charlotte Land and is expected to be completed in the 2021 third quarter.

The other of these first generation leases is a seven-year agreement with a leading global shipping and logistics company for a portion of a to-be-constructed approximately 234,000 square foot industrial/logistics building on the Company’s 16 acre land parcel at 110 Tradeport Drive (the “110 Tradeport Development”) in New England Tradeport (“NE Tradeport”), the Company’s industrial park in Windsor and East Granby, Connecticut. Under the terms of the agreement, the tenant will relocate from its existing approximately 74,000 square foot space in one of the Company’s existing NE Tradeport industrial/logistics buildings into approximately 156,000 square feet in the 110 Tradeport Development upon its completion, which is expected by March 31, 2022. INDUS intends to market the remaining approximately 78,000 square feet in the 110 Tradeport Development for lease.

In connection with its anticipated election to become a real estate investment trust for the year ending December 31, 2021, the Company changed its fiscal year from November 30 to December 31 effective with the 2021 fiscal year that began on January 1, 2021. As a result of this change, the Company had a one-month transition period of December 2020 (the “Transition Period”). In December 2020, INDUS renewed an approximately 228,000 square foot full building lease in the Lehigh Valley with a third-party logistics company that was originally scheduled to expire on September 30, 2021. This renewal extended the lease term by 12 months.

As of March 31, 2021, INDUS’s thirty industrial/logistics buildings aggregated approximately 4,206,000 square feet and represented 91.5% of INDUS’s total real estate portfolio. As a result of the activity described above, INDUS’s in-service industrial/logistics portfolio’s percentage leased was as follows:

	Mar 31, 2021	Dec 31, 2020	Aug 31, 2020	May 31, 2020
Percentage Leased	99.2%	94.5%	94.3%	94.3%
Percentage Leased – Stabilized Properties[2]	99.2%	95.7%	99.7%	99.7%

No new office/flex leasing was completed during the Transition Period or the 2021 first quarter. INDUS’s eleven office/flex buildings, which aggregate approximately 393,000 square feet and comprise 8.5% of INDUS’s total real estate portfolio, were 71.3% leased as of March 31, 2021, unchanged from December 31, 2020.

Acquisition & Development Pipeline

Subsequent to March 31, 2021, INDUS entered into an agreement to purchase an approximately 127,500 square foot industrial/logistics building on approximately 13.7 acres of land in the Lehigh Valley for a purchase price of $11.7 million (the “Lehigh Valley Acquisition”). The Lehigh Valley Acquisition is fully leased through December 2022 to a subsidiary of a publicly traded multinational chemical company and has a 4.5% in-place cash capitalization rate (first full year Cash NOI/purchase price). The Lehigh Valley Acquisition has excess, unutilized land that INDUS believes could receive approvals to be used for additional parking, for outdoor storage or to expand the existing building. The Company expects the Lehigh Valley Acquisition to close by June 30, 2021.

2 Stabilized Properties reflect buildings that have reached 90% leased or have been in service for at least one year since development completion or acquisition date, whichever is earlier. 170 Sunport Lane, which was 53.4% leased as of March 31, 2021, was acquired in March 2020 and is now included in the Stabilized Properties pool for the 2021 first quarter.

The following is a summary of INDUS’s development pipeline for its industrial/logistics portfolio as of April 13, 2021, which includes today’s closing on the purchase of an approximately 14 acre parcel of undeveloped land in Orlando for $5.25 million (the “Orlando Land”), a portion of which was funded using proceeds of Section 1031 like-kind exchanges from previous non-core asset sales:

		Building		Expected
Name	Market	Size (SF)	Type	Delivery
Owned Land
Charlotte Land	Charlotte, NC	141,000	Build-to-Suit	Q3 2021
Lehigh Valley Land	Lehigh Valley, PA	103,000	Speculative	Q4 2021
110 Tradeport Development	Hartford, CT	234,000	67% Pre-leased	Q1 2022
Orlando Land	Orlando, FL	195,000	Speculative	Q1 2022

Land Under Purchase & Sale Agreement
First & Second Allentown Purchase Agreements	Lehigh Valley, PA	206,000	Speculative	Q2 2022
Total		879,000

INDUS expects that the total development and stabilization costs of developments in its pipeline will total approximately $112 million, of which approximately $21 million has been expended through April 13, 2021. The Company has underwritten a weighted average stabilized Cash NOI yield between 6.1% - 6.6% on its development pipeline. Included in this total is the 110 Tradeport Development which will benefit from the low cost basis of the already entitled 16 acre land parcel owned by the Company. The Company estimates the 110 Tradeport Development will generate an underwritten stabilized Cash NOI yield between 7.7% - 8.2%.3 Actual initial full year stabilized Cash NOI yields may vary from INDUS’s underwritten stabilized Cash NOI yield ranges based on the actual total cost to complete a project or acquire a property and its actual initial full year stabilized Cash NOI.

The Company anticipates obtaining construction financing to fund a portion of the development costs for the Charlotte Build-to-Suit. Obtaining construction financing, closing on the Lehigh Valley Acquisition, completion of the development pipeline and stabilization of completed buildings in the development pipeline are subject to various significant contingencies and cannot be guaranteed to be completed in the expected timing, at the Company’s underwritten yields, or at all.

3 As a part of INDUS’s standard development and acquisition underwriting process, INDUS analyzes the targeted initial full year stabilized Cash NOI yield for each development project and acquisition target and establishes a range of initial full year stabilized Cash NOI yields, which it refers to as “underwritten stabilized Cash NOI yields.” Underwritten stabilized Cash NOI yields are calculated as a development project’s or acquisition’s initial full year stabilized Cash NOI as a percentage of its estimated total investment, including costs to stabilize the buildings to 95% occupancy (other than in connection with build-to-suit development projects and single tenant properties). INDUS calculates initial full year stabilized Cash NOI for a development project or acquisition by subtracting its estimate of the development project’s or acquisition’s initial full year stabilized operating expenses, real estate taxes and non-cash rental revenue, including straight-line rents (before interest, income taxes, if any, and depreciation and amortization), from its estimate of its initial full year stabilized rental revenue.

Dispositions

As of April 13, 2021, INDUS has entered into agreements to sell the following non-core undeveloped land parcels:

			Expected	Sale Price
Name	Location	Property Size	Closing	($ in millions)
Florida Nursery Farm	Quincy, FL	1,066 acres	Q2 2021	$1.1
Southwick, MA Land	Southwick, MA	91 acres	Q3 2021	$5.3
Stratton Farms Residential Parcels[4]	Suffield, CT	7 lots	Q3 2021	$0.4
60 Griffin Road South Land	Bloomfield, CT	34 acres	Q3 2021	$0.6
Meadowood Residential Parcels	Simsbury, CT	277 acres	Q4 2021	$5.4
East Granby / Windsor Parcels	East Granby / Windsor, CT	280 acres	2022	$6.0
Total Gross Proceeds of Dispositions Under Agreement, if Consummated				$18.8

Closings on these potential dispositions are subject to various significant contingencies and cannot be guaranteed to be completed in the expected time-frame, at the expected sales prices shown, or at all.

Rent Collections/COVID-19 Impact

As was the case in the fiscal year ended November 30, 2020, COVID-19 did not have a material impact on the Company’s rent collection during the Transition Period and the 2021 first quarter. INDUS collected 99.9% of rent in each of the months of December 2020 through March 2021, inclusive of rent relief and deferrals. Since the onset of COVID-19, INDUS has entered into a total of three agreements that granted rent relief aggregating approximately 0.4% of INDUS’s total annual rental revenue for the fiscal year ended November 30, 2020. INDUS has not received any new requests for rent relief since the end of the 2021 first quarter and no previous requests remain outstanding.

About INDUS

INDUS (formerly known as Griffin Industrial Realty, Inc.) is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 41 buildings totaling approximately 4.6 million square feet (including 30 industrial/logistics buildings aggregating approximately 4.2 million square feet) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

4 The sale of the 16 Stratton Farms Residential Parcels for a total of approximately $0.9 million is to be completed in two parts. The sale of the first 9 lots closed in February 2021 and accounted for approximately $0.5 million of the gross sales price. The sale of the remaining 7 lots is expected to close in the 2021 third quarter and represents approximately $0.4 million of the total gross sales price.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding the completion of acquisitions and dispositions under agreements, construction and development plans and timelines, the estimated underwritten stabilized Cash NOI of the 110 Tradeport Development, expected total development and stabilization costs of developments in INDUS’s pipeline, anticipated leasing activity, expectations regarding excess, unutilized land at the Lehigh Valley Acquisition, anticipated financing for the Charlotte Build-to-Suit, and expected capital availability and liquidity. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020 filed with the SEC on February 18, 2021 and the “Risk Factors” section in INDUS’s Registration Statement on Form S-3, filed with the SEC on February 2, 2021. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.